UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*
(Amendment No. 1)

RDA MICROELECTRONICS, INC.
(Name of Issuer)

Ordinary Shares, par value US$0.01 per share
(Title of Class of Securities)

749394 102
(CUSIP Number)

December 31, 2011
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

_________________________

CUSIP No. 749394 102(1)	13G	Page 2 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg Pincus Private Equity VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 69,356,461 (2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 69,356,461 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,356,461 (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 25.3% (3)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT
____________________

(1) This CUSIP number applies to the Issuer’s American Depositary Shares (“ADS”).
(2) Such amount convertible into 11,559,410 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares, par value US$0.01 per share (“Ordinary Shares”) of the Issuer.
(3) Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 3 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg Pincus Netherlands Private Equity VIII I, C.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,010,333 (4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,010,333 (4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,010,333 (4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (5)
12	TYPE OF REPORTING PERSON* OO
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(4)  Such amount convertible into 335,055 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(5)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 4 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WP-WPVIII Investors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 201,032 (6)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 201,032 (6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 201,032 (6)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (7)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(6)  Such amount convertible into 33,505 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(7)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 5 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg Pincus International Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,599,194 (8)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,599,194 (8)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,599,194 (8)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 25.0% (9)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(8)  Such amount convertible into 11,433,199 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(9)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 6 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg Pincus Netherlands International Partners I, C.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,862,713 (10)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,862,713 (10)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,862,713 (10)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0% (11)
12	TYPE OF REPORTING PERSON* OO
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(10)  Such amount convertible into 477,118 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(11)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 7 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WP-WPIP Investors L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 105,919 (12)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 105,919 (12)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 105,919 (12)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (13)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(12)  Such amount convertible into 17,653 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(13)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 8 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WP-WPVIII Investors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 201,032 (14)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 201,032 (14)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 201,032 (14)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (15)
12	TYPE OF REPORTING PERSON* OO
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(14)  Such amount convertible into 33,505 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(15)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 9 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WP-WPIP Investors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 105,919 (16)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 105,919 (16)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 105,919 (16)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (17)
12	TYPE OF REPORTING PERSON* OO
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(16)  Such amount convertible into 17,653 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(17)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 10 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg Pincus Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 143,135,652 (18)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 143,135,652 (18)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,135,652 (18)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 52.2% (19)
12	TYPE OF REPORTING PERSON* OO
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(18)  Such amount convertible into 23,855,942 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(19)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 11 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg Pincus & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 143,135,652 (20)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 143,135,652 (20)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,135,652 (20)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 52.2% (21)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(20)  Such amount convertible into 23,855,942 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(21)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 12 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg Pincus LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 143,135,652 (22)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 143,135,652 (22)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,135,652 (22)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 52.2% (23)
12	TYPE OF REPORTING PERSON* OO
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(22)  Such amount convertible into 23,855,942 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(23)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 13 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Charles R. Kaye
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 143,135,652 (24)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 143,135,652 (24)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,135,652 (24)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 52.2% (24)
12	TYPE OF REPORTING PERSON* IN
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(24)  Such amount convertible into 23,855,942 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(25)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

CUSIP No. 749394 102	13G	Page 14 of 28 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph P. Landy
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 143,135,652 (26)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 143,135,652 (26)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,135,652 (26)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 52.2% (27)
12	TYPE OF REPORTING PERSON* IN
*SEE INSTRUCTION BEFORE FILLING OUT
____________________
(26)  Such amount convertible into 23,855,942 ADS of the Issuer (rounded down to the nearest whole ADS). Each ADS represents six (6) Ordinary Shares of the Issuer.
(27)  Based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records.

Item 1(a)	Name of Issuer:

The name of the Issuer is RDA Microelectronics, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”).

Item 1(b)	Address of Issuer's Principal Executive Offices:

The Company’s principal executive office is located at 6/F, Building 4, 690 Bibo Road, Pudong District, Shanghai 201203, People’s Republic of China.

Item 2(a)	Name of Person Filing:

This Schedule 13G is filed by (i) Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ( “WP VIII”); (ii) Warburg Pincus Netherlands Private Equity VIII I, C.V., a limited partnership organized under the laws of the Netherlands (“WPVIII Netherlands”); (iii) WP-WPVIII Investors, L.P., a Delaware limited partnership (as successor in interest to Warburg Pincus Germany Private Equity VIII, K.G.) (“WPVIII Investors”); (iv) Warburg Pincus International Partners, L.P., a Delaware limited partnership (“WPIP ”); (v) Warburg Pincus Netherlands International Partners I, C.V., a limited partnership organized under the laws of the Netherlands (“WPIP Netherlands”); (vi) WP-WPIP Investors L.P., a Delaware limited partnership (as successor in interest to Warburg Pincus Germany International Partners, K.G.) (“WPIP Investors”); (vii) WP-WPVIII Investors LLC, a Delaware limited liability company (“WPVIII Investors LLC”), the general partner of WPVIII Investors; (viii) WP-WPIP Investors LLC, a Delaware limited liability company (“WPIP Investors LLC” and, together with WP VIII, WPVIII Netherlands, WPVIII Investors, WPIP and WPIP Netherlands, the “Warburg Pincus Investors”), the general partner of WPIP Investors; (ix) Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), the general partner of each of WP VIII, WPVIII Netherlands, WPIP and WPIP Netherlands, and the sole member of each of WPVIII Investors LLC and WPIP Investors LLC; (x) Warburg Pincus & Co., a New York general partnership (“WP”), the managing member of WP Partners; (xi) Warburg Pincus LLC, a New York limited liability company (“WP LLC”), which manages each of the Warburg Pincus Investors; and (xii) Messrs. Charles R. Kaye and Joseph P. Landy, each a United States citizen and a Managing General Partner of WP and Co-President and Managing Member of WP LLC.

The Warburg Pincus Investors, WPVIII Investors LLC, WPIP Investors LLC, WP Partners, WP, WP LLC, Mr. Kaye and Mr. Landy are sometimes collectively referred to herein as the “Warburg Pincus Reporting Persons.”  Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Warburg Pincus Reporting Person or any of its affiliates is the beneficial owner of any Ordinary Shares or ADS for purposes of Section 13(d) of the Exchange Act or for any other purpose.  Any disclosures herein with respect to persons other than the Warburg Pincus Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b)	Address of Principal Business Office:

The address of the principal business office of each of the Warburg Pincus Reporting Persons is 450 Lexington Avenue, New York, New York 10017.

Item 2(c)	Citizenship:

WP VIII is a Delaware limited partnership, WPVIII Netherlands is a limited partnership organized under the laws of the Netherlands, WPVIII Investors is a Delaware limited partnership, WPVIII Investors LLC is a Delaware limited liability company, WPIP is a Delaware limited partnership, WPIP Netherlands is a limited partnership organized under the laws of the Netherlands, WPIP Investors is a Delaware limited partnership, WPIP Investors LLC is a Delaware limited liability company, WP Partners is a New York limited liability company, WP is a New York general partnership and WP LLC is a New York limited liability company.  Mr. Kaye and Mr. Landy are United States citizens.

Item 2(d)	Title of Class of Securities:

Ordinary Shares, par value US$0.01 per share (“Ordinary Shares”)

Item 2(e)	CUSIP Number:

49394 102

Item 3	Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):

Not Applicable

Item 4	Ownership:

Warburg Pincus Private Equity VIII, L.P.

(a) Amount beneficially owned:
69,356,461 Ordinary Shares

(b)	Percent of class:
25.3% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
0 Ordinary Shares
(ii) Shared power to vote or to direct the vote:
69,356,461 Ordinary Shares
(iii) Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
(iv) Shared power to dispose or to direct the disposition of:
69,356,461 Ordinary Shares

Warburg Pincus Netherlands Private Equity VIII I, C.V.

(a)	Amount beneficially owned:
2,010,333 Ordinary Shares

(b)	Percent of class:
Less than 1% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:
0 Ordinary Shares
(ii)	Shared power to vote or to direct the vote:
2,010,333 Ordinary Shares
(iii)	Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
(iv)	Shared power to dispose or to direct the disposition of:
2,010,333 Ordinary Shares

WP-WPVIII Investors, L.P.

(a)	Amount beneficially owned:
201,032 Ordinary Shares

(b)	Percent of class:
Less than 1% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:
0 Ordinary Shares
	(ii)	Shared power to vote or to direct the vote:
201,032 Ordinary Shares
	(iii)	Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
	(iv)	Shared power to dispose or to direct the disposition of:
201,032 Ordinary Shares

WP-WPVIII Investors LLC

(a)	Amount beneficially owned:
201,032 Ordinary Shares

(b)	Percent of class:
Less than 1% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
0 Ordinary Shares
(ii) Shared power to vote or to direct the vote:
201,032 Ordinary Shares
(iii) Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
(iv) Shared power to dispose or to direct the disposition of:
201,032 Ordinary Shares

Warburg Pincus International Partners, L.P.

(a)	Amount beneficially owned:
68,599,194 Ordinary Shares

(b)	Percent of class:
25.0% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
0 Ordinary Shares

(ii)	Shared power to vote or to direct the vote:
68,599,194 Ordinary Shares
(iii)	Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
(iv)	Shared power to dispose or to direct the disposition of:
68,599,194 Ordinary Shares

Warburg Pincus Netherlands International Partners I, C.V.

(a)	Amount beneficially owned:
2,862,713 Ordinary Shares

(b)	1.0% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:
0 Ordinary Shares
	(ii)	Shared power to vote or to direct the vote:
2,862,713 Ordinary Shares
	(iii)	Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
	(iv)	Shared power to dispose or to direct the disposition of:
2,862,713 Ordinary Shares

WP-WPIP Investors L.P.

(a)	Amount beneficially owned:
105,919 Ordinary Shares

(b)	Percent of class:
Less than 1% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
0 Ordinary Shares
(ii) Shared power to vote or to direct the vote:
105,919 Ordinary Shares
(iii) Sole power to dispose or to direct the disposition of:
0 Ordinary Shares

(iv)	Shared power to dispose or to direct the disposition of:
105,919 Ordinary Shares

WP-WPIP Investors LLC

(a)	Amount beneficially owned:
105,919 Ordinary Shares

(b)	Percent of class:
Less than 1% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
0 Ordinary Shares
(ii) Shared power to vote or to direct the vote:
105,919 Ordinary Shares
(iii) Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
(iv) Shared power to dispose or to direct the disposition of:
105,919 Ordinary Shares

Warburg Pincus Partners LLC

(a)	Amount beneficially owned:
143,135,652 Ordinary Shares

(b)	Percent of class:
52.2% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
0 Ordinary Shares
(ii) Shared power to vote or to direct the vote:
143,135,652 Ordinary Shares
(iii) Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
(iv) Shared power to dispose or to direct the disposition of:
143,135,652 Ordinary Shares

Warburg Pincus & Co.

(a)	Amount beneficially owned:

143,135,652 Ordinary Shares

(b)	Percent of class:
52.2% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:
0 Ordinary Shares
	(ii)	Shared power to vote or to direct the vote:
143,135,652 Ordinary Shares
	(iii)	Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
	(iv)	Shared power to dispose or to direct the disposition of:
143,135,652 Ordinary Shares

Warburg Pincus LLC

(a)	Amount beneficially owned:

143,135,652 Ordinary Shares

(b)	Percent of class:
52.2% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:
0 Ordinary Shares
	(ii)	Shared power to vote or to direct the vote:
143,135,652 Ordinary Shares
	(iii)	Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
	(iv)	Shared power to dispose or to direct the disposition of:
143,135,652 Ordinary Shares

Charles R. Kaye

(a)	Amount beneficially owned:
143,135,652 Ordinary Shares

(b)	Percent of class:

52.2% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:
0 Ordinary Shares
	(ii)	Shared power to vote or to direct the vote:
143,135,652 Ordinary Shares
	(iii)	Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
	(iv)	Shared power to dispose or to direct the disposition of:
143,135,652 Ordinary Shares

Joseph P. Landy

(a) Amount beneficially owned:
143,135,652 Ordinary Shares

(b) Percent of class:
52.2% (based upon 274,326,142 Ordinary Shares outstanding as of December 31, 2011, as derived from the Issuer’s corporate records).

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
0 Ordinary Shares
(ii) Shared power to vote or to direct the vote:
143,135,652 Ordinary Shares
(iii) Sole power to dispose or to direct the disposition of:
0 Ordinary Shares
(iv) Shared power to dispose or to direct the disposition of:
143,135,652 Ordinary Shares

Item 5	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, in excess of 5% of the total outstanding Ordinary Shares.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act. The joint filing agreement among the Warburg Pincus Reporting Persons to file jointly is attached hereto as Exhibit 99.1. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Warburg Pincus Reporting Person or any of its affiliates is the beneficial owner of any Ordinary Shares or ADS for purposes of Section 13(d) of the Exchange Act or for any other purpose.

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2012

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.
By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WARBURG PINCUS NETHERLANDS PRIVATE EQUITY VIII I, C.V.
By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WP-WPVIII INVESTORS, L.P.
By: WP-WPVIII Investors LLC, its General Partner
By: Warburg Pincus Partners LLC, its Sole Member
By: Warburg Pincus & Co., its Managing Member

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WP-WPVIII INVESTORS LLC
By: Warburg Pincus Partners LLC, its Sole Member
By: Warburg Pincus & Co., its Managing Member

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WARBURG PINCUS INTERNATIONAL PARTNERS, L.P.
By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I, C.V.
By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WP-WPIP INVESTORS L.P.
By: WP-WPIP Investors LLC, its General Partner
By: Warburg Pincus Partners LLC, its Sole Member
By: Warburg Pincus & Co., its Managing Member

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WP-WPIP INVESTORS LLC
By: Warburg Pincus Partners LLC, its Sole Member
By: Warburg Pincus & Co., its Managing Member

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WARBURG PINCUS PARTNERS LLC
By: Warburg Pincus & Co., its Managing Member

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WARBURG PINCUS & CO.

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Partner

WARBURG PINCUS LLC

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Managing Director

CHARLES R. KAYE

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Attorney-in-Fact*

JOSEPH P. LANDY

By:  /s/ Scott A. Arenare
Name:  Scott A. Arenare
Title:    Attorney-in-Fact**

*  The Power of Attorney given by Mr. Kaye was previously filed with the U.S. Securities and Exchange Commission (“SEC”) on March 2, 2006 as an exhibit to the Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

**  The Power of Attorney given by Mr. Landy was previously filed with the U.S. SEC on March 2, 2006 as an exhibit to the Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

EXHIBIT INDEX
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Exhibit 99.1:  Joint Filing Agreement, dated February 13, 2012, by and among the Warburg Pincus Reporting Persons.